UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: June 23, 2010
(Date of earliest event reported)
McAfee, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-31216	77-0316593 (I.R.S. Employer Identification No.)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Change of Control and Retention Agreement with Mr. Chadwick
     On June 23, 2010 McAfee, Inc. (“McAfee”) entered into its standard form of Change of Control and Retention Agreement for “Tier 2 Executives” with Jonathan Chadwick, Executive Vice President and Chief Financial Officer of McAfee. A summary of the material terms of the agreement is set forth below.
     The agreement with Mr. Chadwick provides for certain severance benefits in the event McAfee terminates Mr. Chadwick’s employment for other than “cause” or in the event that Mr. Chadwick resigns for “good reason.” The agreement provides for varying severance benefits based upon whether the termination occurs within eighteen (18) months following a “change of control” of McAfee (the “Change of Control Period”). The severance payments provided to Mr. Chadwick by the agreement will supersede any severance payments afforded Mr. Chadwick in his employment agreement with McAfee. Without regard to severance payments, Mr. Chadwick’s employment will not be changed by the agreement. Pursuant to the agreement and subject to signing a standard release of claims, upon Mr. Chadwick’s termination for other than cause or upon his resignation for good reason, he will be entitled to the following benefits:
     Termination Other than During a Change of Control Period
•	A lump-sum payment (less applicable tax withholding) equal to twelve (12) months of Mr. Chadwick’s annual base salary, plus a pro rata fraction of the amount equal to 100% of his annual base salary, with the pro rata fraction determined as the number of days in the year to the date of termination divided by 365; and

•	A payment equal to twelve (12) months of the cost of continuation coverage of medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if Mr. Chadwick was covered under McAfee’s health plan.
     Termination During a Change of Control Period
•	A lump-sum payment (less applicable tax withholding) equal to twelve (12) months of Mr. Chadwick’s annual base salary as in effect immediately prior to the change of control or the termination (whichever is greater), plus the amount equal to 100% of his target bonus for the fiscal year of the change of control or the termination (whichever is greater);

•	A payment for COBRA as described above; and

•	Full acceleration of vesting of all Mr. Chadwick’s then outstanding equity awards.

          Additionally, in the event Mr. Chadwick is terminated for other than cause or resigns for good reason before a change of control but on or after a “potential change of control,” Mr. Chadwick will be entitled generally to the superior severance benefits provided by a termination during a Change of Control Period. A “potential change of control” would generally occur upon the execution of an agreement, Board approval, or public announcement for McAfee to enter into a transaction that would be a change of control if such transaction is subsequently consummated. This benefit is only available if the change of control occurs.
     The term of the agreement ends February 29, 2012.
     The foregoing description of the agreement is qualified in its entirety by the terms of McAfee’s standard form of Change of Control and Retention Agreement for “Tier 2 Executives,” which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated February 16, 2010, and is incorporated herein by reference.
Effective Date of Mr. Pimentel’s Retirement
          As previously announced, Albert “Rocky” Pimentel, who served as McAfee’s Chief Financial Officer until Mr. Chadwick’s appointment, will retire later this year. The effective date of his retirement is expected to be August 9, 2010.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Description
10.1	Form of Change of Control and Retention Agreement (Tier 2 Executives).*

*	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated February 16, 2010.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McAfee, Inc.
Date: June 29, 2010	By:	/s/ Mark Cochran
Mark D. Cochran
Executive Vice President, Chief Legal Officer/General Counsel

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